Exhibit 99.1

Myomo Second Quarter 2021 Financial Results Feature Significant Increases in

Revenue and Gross Margin, Record Insurance Authorizations and Orders

Revenue was $3.1 million, up 262% over prior year

Gross margin was 71%, up 2,000 basis points over prior year

Insurance authorizations and orders were a record 138

Conference call begins at 4:30 p.m. Eastern time today

BOSTON, Mass. (August 9, 2021) – Myomo, Inc. (NYSE American: MYO) (“Myomo” or the “Company”), a wearable medical robotics company that offers increased functionality for those suffering from neurological disorders and upper-limb paralysis, today announced financial results for the three and six months ended June 30, 2021.

Financial and operational highlights for the second quarter of 2021 include the following (all comparisons are with the second quarter of 2020, which was adversely impacted by the COVID-19 pandemic, unless otherwise noted):

•	Revenue was $3.1 million, up 262%

•	Revenue units were 80, up 233% including a record 38 units where orders and insurance authorizations were received during the quarter

•	Gross margin was 71%, up 2,000 basis points

•	Backlog, which represents insurance authorizations and orders received but not yet converted to revenue, was 160 units as of June 30, 2021, a 36% increase compared with March 31, 2021

•	Received orders and insurance authorizations for 138 patients to receive a MyoPro®

•	Growing number of health insurance plans covering the cost of a MyoPro, with over 20 new payers approving their first device, including several state Medicaid, Medicare Advantage, and commercial plans

•	Revenue from the direct billing channel represented 74% of total revenue, compared with 73% of total revenue in the first quarter of 2021

•	The reimbursement pipeline as of June 30, 2021 consisted of 898 MyoPro units

Management Commentary

“We are pleased to be reporting sustained momentum with our efforts to expand the number of individuals who receive a MyoPro through our direct-to-consumer marketing and our own clinical services channel,” stated Paul R. Gudonis, Myomo’s chairman and chief executive officer. “A growing number of physicians are prescribing the MyoPro for their patients, and we obtained a record number of insurance authorizations and orders during the second quarter. We are also experiencing an acceleration of the revenue cycle as a growing number of units are regularly reimbursed by certain insurance plans.”

Financial Results

	For the Three Months Ended June 30,		Period-to-Period Change		For the Six Months Ended June 30,		Period-to-Period Change
	2021	2020	$	%	2021	2020	$	%
Revenue	$3,104,294	$858,590	$2,245,704	262%	$5,440,783	$1,866,735	$3,574,048	191%
Cost of revenue	901,566	418,862	482,704	115%	1,524,718	737,513	787,205	107%

Gross profit	$2,202,728	$439,728	$1,763,000	401%	$3,916,065	$1,129,222	$2,786,843	247%

Gross margin	71%	51%		20%	72%	60%		12%

Revenue for the second quarter of 2021 was $3.1 million, an increase of 262% compared with the second quarter of 2020. In addition to an increase in the number of revenue units during the second quarter of 2021, the Company also recorded higher average selling prices. Myomo recognized revenue on 80 units in the second quarter of 2021, an increase of 233% compared with the second quarter of 2020. Year-to-date revenue of $5.4 million was up 191% compared with the same period a year ago.

Gross margin for the second quarter of 2021 was 71%, compared with 51% for the second quarter of 2020. The margin expansion primarily reflects a higher average selling price and improved fixed cost coverage resulting from higher unit volume, partially offset by a greater number of deliveries to patients in the second quarter, which is when cost of goods sold is recognized. The Company delivered 86 units to patients in the second quarter. Year-to-date gross margin was 72%, compared with 60% in the year-ago period.

Operating expenses for the second quarter of 2021 were $4.8 million, an increase of 46% compared with the second quarter of 2020, which reflected various COVID-19 related expense reductions. Operating expenses for the first six months of 2021 were $9.4 million, an increase of 28% compared with the same period a year ago.

Operating loss for the second quarter of 2021 narrowed to $2.6 million from $2.8 million for the second quarter of 2020. Net loss for the second quarter of 2021 was $2.6 million, or $0.46 per share, compared with a net loss of $3.3 million, or $1.12 per share, for the second quarter of 2020. Net loss available to common stockholders for the first six months of 2021 was $5.6 million, or $1.03 per share, compared with $7.8 million, or $3.27 per share, for the comparable period in 2020. Net loss available to common stockholders in the first six months of 2020 included a deemed dividend of $0.7 million related to the repricing of certain warrants.

Adjusted EBITDA1 for the second quarter of 2021 was negative $2.2 million, compared with negative $2.7 million for the second quarter of 2020. Adjusted EBITDA for the first six months of 2021 was negative $4.9 million, compared with negative $6.0 million for the same period a year ago. A reconciliation of GAAP net loss to this non-GAAP financial measure appears below.

Business Outlook

“We expect to deliver another solid quarter of year-over-year revenue growth in the third quarter,” said Mr. Gudonis. “Our plan is to build upon the successful strategies we implemented during the first half of the year, in particular increased direct-to-patient marketing. In addition, we will continue to focus on the direct billing channel as we look forward to a strong finish to 2021.”

Liquidity

Cash and cash equivalents as of June 30, 2021 were $13.8 million. Cash used in operating activities was $3.4 million in the second quarter of 2021, which included the payment of 2020 incentive compensation. Cash used in operating

[1]

Adjusted EBITDA is earnings before interest, taxes, depreciation and amortization adjusted for stock-based compensation expense, the impact of the fair value revaluation of derivative liabilities and loss on extinguishment of debt.

activities is expected to decrease in the third quarter of 2021 due to a lower working capital requirement. The Company continues to believe its existing cash is sufficient to fund operations well into the second half of 2022.

Conference Call and Webcast Information

Myomo will hold a conference call today at 4:30 p.m. Eastern time to discuss these results and answer questions. Participants are encouraged to pre-register for the call at https://dpregister.com/sreg/10158505/eaf8cf4039. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Those without internet access or unable to pre-register may participate by dialing 1-844-707-6932 (U.S.) or 1-412-317-9250 (International). A webcast of the call will also be available at Myomo’s Investor Relations page at http://ir.myomo.com/.

A replay of the webcast will be available beginning approximately one hour after the completion of the live conference call at http://ir.myomo.com/. A dial-in replay of the call will be available until August 23, 2021; please dial 1-877-344-7529 (U.S.) or 1-412-317-0088 (International) and provide the passcode 10158505.

Non-GAAP Financial Measures

Myomo is providing financial information that has not been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. This information includes Adjusted EBITDA. This non-GAAP financial measure is not in accordance with, or an alternative for, GAAP and may be different from similar non-GAAP financial measures used by other companies. Myomo believes the use of this non-GAAP financial measure provides supplementary information for investors to use in evaluating operating performance and in comparing Myomo’s financial measures with other companies in its industry, many of which present similar non-GAAP financial measures. Adjusted EBITDA is EBITDA adjusted for stock-based compensation expense, the impact of the fair value revaluation of derivative liabilities and loss of extinguishment of debt. This non-GAAP financial measure is not meant to be considered superior to or a substitute for results of operations prepared in accordance with GAAP, and should be viewed in conjunction with GAAP financial measures. Investors are encouraged to review the reconciliation of this non-GAAP measure to its most directly comparable GAAP financial measure. A reconciliation of GAAP to the non-GAAP financial measures has been provided in the tables included as part of this press release.

About Myomo

Myomo, Inc. is a wearable medical robotics company that offers improved arm and hand function for those suffering from neurological disorders and upper-limb paralysis. Myomo develops and markets the MyoPro product line. MyoPro is a powered upper-limb orthosis designed to support the arm and restore function to the weakened or paralyzed arms of certain patients suffering from CVA stroke, brachial plexus injury, traumatic brain or spinal cord injury, ALS or other neuromuscular disease or injury. It is currently the only marketed device that, sensing a patient’s own EMG signals through non-invasive sensors on the arm, can restore an individual’s ability to perform activities of daily living, including feeding themselves, carrying objects and doing household tasks. Many are able to return to work, live independently and reduce their cost of care. Myomo is headquartered in Cambridge, Massachusetts, with sales and clinical professionals across the U.S. and representatives internationally. For more information, please visit www.myomo.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the Company’s future business expectations, including expectations for revenues in the first quarter, its current authorization backlog and its cash runway and capital requirements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are only predictions and may differ materially from actual results due to a variety of factors.

These factors include, among other things:

•

the direct and indirect impact of the novel coronavirus (COVID-19) on our business and operations, including fabrication and delivery, sales, patient consultations, supply chain, manufacturing, insurance reimbursements and employees;

•	our ability to continue normal operations and patient interactions in order to cast, deliver and fit our custom-fabricated device;

•	our marketing and commercialization efforts;

•	our ability to achieve reimbursement from third-party payers for our products;

•	our dependence upon external sources for the financing of our operations, to the extent that we do not achieve or maintain cash flow breakeven;

•	our ability to effectively execute our business plan and scale up our operations;

•	our expectations as to our product development programs, and;

•	general market, economic, environmental and social factors that may affect the evaluation, fitting, delivery and sale of our products to patients.

More information about these and other factors that potentially could affect our financial results is included in Myomo’s filings with the Securities and Exchange Commission, including those contained in the risk factors section of the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Although the forward-looking statements in this release of financial information are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contacts:

For Myomo:

ir@myomo.com

Investor Relations:

Kim Sutton Golodetz

LHA Investor Relations

kgolodetz@lhai.com

212-838-3777

(Tables to follow)

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Revenue	$3,104,294	$858,590	$5,440,783	$1,866,735
Cost of revenue	901,566	418,862	1,524,718	737,513

Gross profit	2,202,728	439,728	3,916,065	1,129,222
Operating expenses:
Research and development	600,116	397,811	1,126,083	904,764
Selling, general and administrative	4,202,244	2,890,464	8,322,047	6,495,432

	4,802,360	3,288,275	9,448,130	7,400,196

Loss from operations	(2,599,632)	(2,848,547)	(5,532,065)	(6,270,974)
Other expense (income)
Change in fair value of derivative liabilities	—	(39,717)	—	(121,818)
Interest (income) expense and other expense, net	6,018	88,915	6,137	224,124
Non-cash interest expense, debt discount	—	40,025	—	206,668
Loss on extinguishment of debt	—	348,079	—	507,281

	6,018	437,302	6,137	816,255

Loss before income taxes	(2,605,650)	(3,285,849)	(5,538,202)	(7,087,229)
Income tax expense	15,665	1,085	43,907	1,698

Net loss	$(2,621,315)	$(3,286,934)	$(5,582,109)	$(7,088,927)
Deemed dividend on repricing of warrants	—	—	—	(670,632)

Net loss attributable to common stockholders	$(2,621,315)	$(3,286,934)	$(5,582,109)	$(7,759,559)

Weighted average number of common shares outstanding:
Basic and diluted	5,639,524	2,932,570	5,416,708	2,376,332

Net loss per share attributable to common stockholders
Basic and diluted	$(0.46)	$(1.12)	$(1.03)	$(3.27)

MYOMO, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2021	2020
ASSETS
Current Assets:
Cash and cash equivalents	$13,772,464	$12,241,261
Accounts receivable, net	1,132,078	924,916
Inventories, net	728,638	707,114
Prepaid expenses and other current assets	999,027	572,684

Total Current Assets	16,632,207	14,445,975
Equipment, net	320,238	95,023
Operating lease assets with right of use	756,221	168,784

Total Assets	$17,708,666	$14,709,782

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and accrued expenses	2,899,948	2,848,904
Current operating lease liability	319,624	18,289
Deferred revenue	—	2,512

Total Current Liabilities	3,219,572	2,869,705
Deferred revenue	1,495	1,495
Non-current operating lease liability	562,887	155,148
Other long-term liabilities	113,423	118,060

Total Liabilities	3,897,377	3,144,408

Commitments and Contingencies
Stockholders’ Equity:
Preferred stock	—	—
Common stock	570	457
Additional paid-in capital	87,091,409	79,273,964
Accumulated other comprehensive loss	(2,224)	(12,690)
Accumulated deficit	(73,272,002)	(67,689,893)
Treasury stock, at cost	(6,464)	(6,464)

Total Stockholders’ Equity	13,811,289	11,565,374

Total Liabilities and Stockholders’ Equity	$17,708,666	$14,709,782

MYOMO, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Six Months Ended June 30,	2021	2020
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(5,582,109)	$(7,088,927)
Adjustments to reconcile net loss to net cash used in operations:
Depreciation	58,329	53,021
Stock-based compensation	529,283	229,490
Bad debt expense	—	45,839
Non-cash interest expense, debt discount	—	206,668
Amortization of original issue discount and debt restructuring fee	—	143,026
Amortization of right-of-use assets	66,653	—
Loss on extinguishment of debt	—	507,281
Change in fair value of derivative liabilities	—	(121,818)
Loss on disposal of asset	202	177
Other non-cash charges	1,772	(2,980)
Changes in operating assets and liabilities:
Accounts receivable	(194,455)	67,931
Inventories	(28,200)	(243,336)
Prepaid expenses and other current assets	(426,749)	(100,128)
Other assets	—	57,987
Accounts payable and accrued expenses	17,926	51,292
Operating lease liabilities	54,983	—
Deferred revenue	(2,512)	5,787
Other liabilities	(4,637)	77,892

Net cash used in operating activities	(5,509,514)	(6,110,798)

CASH USED IN INVESTING ACTIVITIES	(247,644)	(7,878)
CASH PROVIDED BY FINANCING ACTIVITIES	7,289,483	12,386,663
Effect of foreign exchange rate changes on cash	(1,122)	(23)

Net increase in cash, cash equivalents and restricted cash	1,531,203	6,267,964
Cash, cash equivalents and restricted cash, beginning of period	12,241,261	4,540,455

Cash, cash equivalents and restricted cash, end of period	$13,772,464	$10,808,419

MYOMO, INC.

RECONCILIATION OF GAAP NET LOSS TO ADJUSTED EBITDA

(unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
GAAP net loss	$(2,621,315)	$(3,286,934)	$(5,582,109)	$(7,088,927)
Adjustments to reconcile to Adjusted EBITDA:
Interest (income) expense and other expense, net	6,018	88,915	6,137	224,124
Non-cash interest expense, debt discount	—	40,025	—	206,668
Loss on extinguishment of debt	—	348,079	—	507,281
Depreciation expense	35,016	26,633	58,329	53,021
Stock-based compensation	363,312	106,281	529,283	229,490
Change in fair value of derivative liabilities	—	(39,717)	—	(121,818)
Income tax expense	15,665	1,085	43,907	1,698

Adjusted EBITDA	$(2,201,304)	$(2,715,633	$(4,944,453)	$(5,988,463)

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